Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces

Proposal to Convert Class B Stock into a Single Class

of Common Stock

Denver, Colorado – (Business Wire) – October 21, 2009 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today announced that its Board of Directors has authorized and will recommend that shareholders approve a proposal to convert all outstanding shares of the company’s Class B common stock into shares of Class A common stock on a one-for-one basis, and rename the Class A common stock as “common stock.” The conversion proposal will require the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock voting as a single class, as well as the affirmative vote of the holders of a majority of the Class B common stock voting as a separate class.

The Board of Directors has established a record date of October 30, 2009 and scheduled a special meeting of shareholders on December 21, 2009, subject to completion of the Securities and Exchange Commission review process.

Additional Information

Shareholders are urged to read the proxy statement regarding the proposed conversion when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings containing information about Chipotle, without charge, at the SEC’s internet site at www.sec.gov, and on the Investor Relations page of Chipotle’s web site at www.chipotle.com. Copies of the proxy statement and any filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Chipotle Mexican Grill Investor Relations, by phone to (614) 508-1303, in writing to Kate Giha, Director-Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com.

The directors and executive officers of Chipotle and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Chipotle’s directors and executive officers is available in the proxy statement dated April 2, 2009 for the Annual Meeting of Shareholders held on May 21, 2009, which was filed with the SEC on April 3, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.